Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, California 94304-1115

August 22, 2023

Nikola Corporation

4141 E Broadway Road

Phoenix, Arizona 85040

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Nikola Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) relating to the registration of 10,266,209 shares (the “Conversion Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) 2,847,526 shares issued upon conversion of the Company’s 8.00% / 11.00% Series B Convertible Senior PIK Toggle Notes due 2026 (the “Series B Notes”) and shares of Common Stock (the “Series B PIK Conversion Shares”) underlying the Series B Notes issued as PIK interest payments on the Series B Notes (such Series B Notes issuable as PIK interest payments, the “Additional PIK Series B Notes”), and (ii) 7,418,683 shares issuable upon conversion of the Company’s 8.00% / 8.00% Series C Convertible Senior PIK Toggle Notes due 2026 (the “Series C Notes” and, together with the Series B Notes, the “Notes” and, the Notes issued as of the date hereof, the “Issued Notes”) and shares of Common Stock (the “Series C PIK Conversion Shares” and, together with the Series B PIK Conversion Shares, the “PIK Conversion Shares”) underlying the maximum principal amount of Series C Notes potentially issuable as PIK interest payments on the Notes (such Series C Notes issuable as PIK interest payments, the “Additional PIK Series C Notes” and, together with the Additional PIK Series B Notes, the “Additional PIK Notes”). The Series B Notes have been and the Additional PIK Series B Notes were issued under the Indenture, dated as of April 11, 2023, as supplemented by the first supplemental indenture dated as of June 23, 2023, among the Company, the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee (as so supplemented, the “April 2023 Indenture”). The Series C Notes have been and the Additional PIK Series C Notes were issued under the Indenture, dated as of June 23, 2023, among the Company, the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee (the “June 2023 Indenture” and, together with the April 2023 Indenture, the “Indentures”). The Conversion Shares and the PIK Conversion Shares are referred to herein as the “Shares”. The Shares are to be offered for the respective accounts of the holders thereof.

We have reviewed the Registration Statement, the Indentures and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that the Indentures have been duly authorized, executed and delivered by the Trustee.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that (a) the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Issued Notes in accordance with the Indenture and the Notes, will be validly issued, fully paid and nonassessable and (b) the PIK Conversion Shares have been duly authorized and, when the Additional PIK Notes have been duly executed and delivered pursuant to the Indentures and the PIK Conversion Shares have been issued by the Company upon conversion of the Additional PIK Notes in accordance with the Indentures and the Notes, will be validly issued, fully paid and nonassessable.

In connection with our opinions set forth above, we have assumed that (i) at or prior to the time of the delivery of any of the Conversion Shares the Board of Directors of the Company shall not have rescinded or otherwise modified the authorization of such Conversion Shares, (ii) at or prior to the time of the delivery of any of the PIK Conversion Shares the Board of Directors of the Company shall not have rescinded or otherwise modified the authorization of the Additional PIK Notes relating to such PIK Conversion Shares or such PIK Conversion Shares, and (iii) at or prior to the time of the delivery of any of the Shares (x) the Company shall remain validly existing as a corporation in good standing under the General Corporation Law of the State of Delaware, (y) the Company will have a sufficient number of authorized but unissued shares thereof under the Certificate of Incorporation of the Company at the time of such issuance, and (z) there shall not have occurred any change in law affecting the validity or enforceability of the Indentures or the Notes.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP